Cawley, Gillespie & Associates, Inc.
PETROLEUM CONSULTANTS

9601 AMBERGLEN BLVD., SUITE 117
AUSTIN, TEXAS 78729-1106
512-249-7000
FAX 512-233-2618

306 WEST SEVENTH STREET, SUITE 302
FORT WORTH, TEXAS 76102-4987
817-336-2461
FAX 817-877-3728
www.cgaus.com

1000 LOUISIANA STREET, SUITE 625
HOUSTON, TEXAS 77002-5008
713-651-9944
FAX 713-651-9980

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS

As independent petroleum engineers, we hereby consent to the inclusion of the information included in this Form 10-K for the year ended December 31, 2006 with respect to the oil and gas reserves of EV Energy Partners, LP. We hereby further consent to all references to our firm included in this Form 10-K and to the incorporation by reference in the Registration Statement on Forms S-8, No. 333-140205 of such information.

Cawley, Gillespie, & Associates, Inc.

By: W. Todd Brooker
Austin, Texas
March 30, 2007